Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE
Premcor Inc.
1700 East Putnam
Suite 400
Old Greenwich, CT 06870
203-698-7500
203-698-7925 fax

PREMCOR ANNOUNCES RECORD SECOND QUARTER 2004 RESULTS

OLD GREENWICH, Connecticut, July 29, 2004—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations excluding special items of $140.1 million, or $1.61 per share, for its second quarter ended June 30, 2004, compared to net income from continuing operations excluding special items of $37.2 million, or $.50 per share, in the second quarter of 2003. Including the impact of special items and the loss from discontinued operations, Premcor reported net income of $133.5 million, or $1.53 per share, for the second quarter ended June 30, 2004, compared to net income of $32.3 million, or $.43 per share, in the second quarter of 2003.

For the six months ended June 30, 2004, Premcor reported net income from continuing operations before special items of $192.9 million, or $2.37 per share, compared to net income from continuing operations before special items of $92.6 million, or $1.28 per share, for the six months of 2003. Including the impact of special items and the loss from discontinued operations, Premcor reported net income of $183.2 million, or $2.25 per share, for the six months ended June 30, 2004, compared to net income of $69.8 million, or $.97 per share, for the six months of 2003.

The company believes the special items shown below are not indicative of its core operating performance. The company’s Board of Directors typically excludes these items and stock option compensation expense in determining incentive compensation. A reconciliation of special items to the company’s results reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts, unaudited):

	For the three months ended June 30,
	2004		2003
	Net Income	Per Share	Net Income	Per Share
Net income from continuing operations excluding special items	$140.1	$1.61	$37.2	$0.50
Special items:
Refinery restructuring and other charges, net of $1.8 and $0.2 tax benefit (1)	(2.9)	(0.03)	(0.5)	(0.01)
Loss on extinguishment of debt, net of $1.4 and $1.2 tax benefit (2)	(2.2)	(0.03)	(2.2)	(0.03)

Net income from continuing operations	135.0	1.55	34.5	0.46
Loss from discontinued operations	(1.5)	(0.02)	(2.2)	(0.03)

Net income available to common stockholders	$133.5	$1.53	$32.3	$0.43

(1)	Second quarter of 2004 included a pretax charge totaling $4.7 million, consisting of $3.3 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $1.4 million related to non-operating assets. Second quarter of 2003 consisted of a $0.7 million pretax charge related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters.

(2)	Second quarter of 2004 special items included a pretax loss of $3.6 million on the early retirement of debt. Second quarter of 2003 special items included a pretax loss of $3.4 million on the early retirement of debt.

	For the six months ended June 30,
	2004		2003
	Net Income	Per Share	Net Income	Per Share
Net income from continuing operations excluding special items	$192.9	$2.37	$92.6	$1.28
Special items:
Refinery restructuring and other charges, net of $3.6 and $5.9 tax benefit (1)	(5.7)	(0.07)	(9.8)	(0.13)
Loss on extinguishment of debt, net of $1.4 and $3.9 tax benefit (2)	(2.2)	(0.03)	(6.5)	(0.09)

Net income from continuing operations	185.0	2.27	76.3	1.06
Loss from discontinued operations	(1.8)	(0.02)	(6.5)	(0.09)

Net income available to common stockholders	$183.2	$2.25	$69.8	$0.97

(1)	Six months of 2004 included a pretax charge totaling $9.3 million, consisting of $7.3 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $2.0 million related to non-operating assets. Six months of 2003 included a $16.6 million loss related to the expected disposition of the company’s Hartford, Illinois refinery assets, $1.6 million reduction in the corporate office restructuring reserve established in 2002, and $0.7 million pretax charge related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters.
(2)	Six months of 2004 special items included a pretax loss of $3.6 million on the early retirement of debt. Six months of 2003 special items included a pretax loss of $10.4 million on the early retirement of debt.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “The second quarter represents record earnings for Premcor since becoming a public company in 2002. The growth in earnings per share of over 200% from second quarter last year reflects strong refining margins and wide light-heavy crude oil price differentials in world markets, and it validates our growth strategy. Earnings were, however, limited by unscheduled downtime, forward sales of crack spreads during the quarter, and operating expenses that ran over our long-term expectations at our newly acquired Delaware City refinery. The Lima refinery’s first quarter turnaround, which was originally scheduled to end April 2, was rescheduled such that it did not conclude until April 8 of the second quarter. We also had an unscheduled shutdown of the crude unit at our Port Arthur refinery lasting ten days in April. These maintenance activities reduced second quarter pretax earnings by about $19 million. In order to lock in a profitable base position on a portion of our future production, we sold forward crack spreads in the futures markets. Had we not sold these barrels forward, our second quarter pretax earnings would have been about $23 million higher. As of today, our remaining open position in these futures cover approximately 2.5 million barrels at a Gulf Coast crack of approximately $5.80, expiring in the fourth quarter. We presently do not intend to add to our forward crack positions.”

Regarding the company’s recent acquisition of the Delaware City refinery, O’Malley said, “We are pleased to report the successful transition of these assets into our system. The Delaware City refinery total throughput averaged approximately 175,000 barrels per day (bpd) for May and June, and the refinery has provided a positive contribution to our pretax earnings in this period. May and June operating expenses were, as we expected and mentioned in investor presentations this spring, impacted by start-up expenses related to the ownership change and new operating procedures. Our cash operating expenses during the two months were approximately $50 million or about $4.60 per barrel. The monthly cash operating expenses should average approximately $20 to $23 million per month for the remaining six months of 2004. We hope to lower costs in 2005 to an average of $18 to $20 million per month. Our ultimate goal is a cash operating cost below $3.25 per barrel at Delaware City. We think we will achieve this level during the second half of 2005. Overall, Delaware City has performed a bit better than we expected, and should be a strong ongoing contributor to our earnings. The refinery has had average run rates of 178,000 bpd since July 1 and is operating on a reliable basis. The gasification units at Delaware City are budgeted by Premcor to run at approximately 1,150 tons per day of petroleum coke conversion capacity. At this rate, the refinery is self-sufficient in steam and electricity. This is an extremely important element in achieving our ultimate expected cash operating expense levels. We have been putting a great deal of time and effort into improving operations at the gasification units. We ran at an average of 700 tons per day during May and June. This was higher than any other two month period in recent history. Our average run rate in July is close to 900 tons per day, and we are currently running the units above 1,000 tons per day. We are pleased with the improvements we have made at the gasification units and are optimistic that we will meet or exceed our goals for these units prior to year-end.”

Concerning Premcor’s capital structure, O’Malley commented, “During the second quarter we continued to make meaningful progress in strengthening the financial position of the company. We successfully financed the Delaware City refinery acquisition with $490 million of new common equity and $400 million of new long-term debt with an attractive blended coupon of 6.4%. We also put in place a new five year $1 billion bank facility to support our letter of credit and liquidity needs. At the end of the quarter our balance sheet was in its best shape ever, with debt-to-capitalization at 50%, and our liquidity position is excellent. We had $581 million in cash at June 30, and $596 million in available credit under the new bank facility. We are in a solid position to fund our capital program including EPA clean fuels, and to pursue additional high-return growth opportunities.”

Looking ahead, O’Malley said, “The third quarter is off to a strong start, with the combination of cracks and light-heavy differentials for the period from July 1 through July 27 exceeding the averages we experienced in the strong second quarter. We expect to continue to see wide light-heavy differentials and above average cracks for the remainder of the third quarter. The Delaware City refinery has a scheduled turnaround of the cat cracker at the end of the third quarter for five days and the beginning of the fourth quarter for 35 days. The major Port Arthur coker turnaround, originally scheduled for the fourth quarter of 2004, has been moved to the first quarter of 2005. The work performed at Port Arthur at the beginning of this year has allowed us to safely reschedule this turnaround into next year. In the third quarter we had an unscheduled shutdown of the crude unit at Port Arthur lasting seven days during July. For the remainder of 2004, Port Arthur, Lima, and Memphis have no major scheduled maintenance. Throughput rates, including intermediate feedstocks, for the entire third quarter, after the unscheduled downtime on the crude unit at Port Arthur, should average approximately as follows: Port Arthur at 235,000 to 245,000 bpd; Delaware City at 170,000 to 180,000 bpd; Lima at 140,000 to 145,000 bpd; and Memphis at 155,000 to 165,000 bpd. Based on current margins, current differentials, and expected operating rates, Premcor would expect to exceed the current third quarter Thomson First Call earnings estimate of $1.19 per share.”

The company’s regular conference call concerning the quarter’s results will be webcast live today at 11:00 a.m. Eastern Time on the Investor Relations section of the Premcor Inc. Web site at www.premcor.com.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)

Michelle Kilic, (203) 698-5921 (Investors)

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended June 30,		Six months ended June 30,
(in millions except per share amounts, unaudited)	2004	2003*	2004	2003*
Net sales and operating revenues	$3,573.7	$2,147.4	$6,125.4	$4,116.3
Cost of sales	3,034.7	1,882.1	5,269.2	3,583.6

Gross margin	539.0	265.3	856.2	532.7
Operating expenses	197.5	134.4	344.5	251.6
General and administrative expenses	38.3	15.7	55.9	27.4
Stock-based compensation	4.9	4.4	9.8	8.7
Depreciation and amortization	36.8	25.1	70.9	49.2
Restructuring and other charges	4.7	0.7	9.3	15.7

Operating income	256.8	85.0	365.8	180.1
Interest and finance expense, net	(33.7)	(29.1)	(63.3)	(54.4)
Loss on extinguishment of debt	(3.6)	(3.4)	(3.6)	(10.4)
Income tax provision	(84.5)	(18.0)	(113.9)	(39.0)

Income from continuing operations	135.0	34.5	185.0	76.3
Loss from discontinued operations, net of tax	(1.5)	(2.2)	(1.8)	(6.5)

Net income	$133.5	$32.3	$183.2	$69.8

Net income per common share (fully-diluted):
Income from continuing operations	$1.55	$0.46	$2.27	$1.06
Discontinued operations	(0.02)	(0.03)	(0.02)	(0.09)

Net income	$1.53	$0.43	$2.25	$0.97

Weighted average common shares outstanding (in millions)	87.3	74.8	81.5	72.2

*	2003 revenues and cost of sales have been reclassified to reflect the 4th quarter 2003 application of EITF 03-11. The reclassification had no effect on previously reported operating income or net income.

Summarized Balance Sheet Information	June 30, 2004	December 31, 2003
Cash and short-term investments:
Premcor Inc.	$143.8	$52.8
Premcor USA Inc.	1.7	1.2
The Premcor Refining Group Inc.	366.3	378.6

Consolidated cash and short-term investments	511.8	432.6
Cash restricted for debt service	69.8	66.6
Other working capital	571.3	413.1
Total assets	4,821.8	3,767.5
Long-term debt, including current maturities:
Premcor USA Inc.	10.2	10.3
The Premcor Refining Group Inc.	1,831.9	1,441.8

Consolidated long-term debt	1,842.1	1,452.1
Total common stockholders’ equity	1,831.2	1,145.2

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended June 30,		Six months ended June 30,
(unaudited)	2004	2003	2004	2003
Selected Volumetric and Per Barrel Data

Production (Mbbls per day)	649.1	515.6	567.6	559.1
Crude unit throughput (Mbbls per day)	594.1	547.6	525.4	539.1
Total throughput (Mbbls per day)	636.8	561.0	555.2	548.9
Total throughput (millions of barrels)	57.9	51.1	101.0	99.4

Per barrel of total throughput:
Gross margin	$9.30	$5.20	$8.47	$5.36
Operating expenses	3.41	2.63	3.41	2.53

Market Indicators (dollars per barrel)

West Texas Intermediate, or “WTI” (sweet)	$38.31	$29.08	$36.54	$31.60
Crack Spreads:*
Gulf Coast 2/1/1	7.18	2.84	6.17	4.18
Chicago 3/2/1	10.85	6.45	8.81	6.44
NYH RFG 3/2/1 (since May 1, 2004)	11.61		11.61
Crude Oil Differentials:
WTI less Maya (heavy sour)	8.73	7.21	9.11	7.42
WTI less Mars (medium sour)	4.91	3.32	4.77	4.10
WTI less WTS (light sour)	2.90	2.27	3.31	2.94
WTI less Dated Brent (foreign)	2.97	3.08	3.15	2.84
Natural Gas (per mmbtu)	6.00	5.58	5.60	5.82

*	Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma.The second and third numbers represent the number of barrels of gasoline, conventional unless otherwise stated, and high sulfur diesel fuel produced, priced in their respective regional market.

Exhibit 99.1

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended June 30, 2004						Six months ended June 30, 2004
Selected Refinery Data (unaudited)	Port Arthur	Lima	Memphis	Delaware City	Price Risk Results	Total	Port Arthur	Lima	Memphis	Delaware City	Price Risk Results	Total
Operating results (dollars in millions):
Gross margin:
Gulf Coast 2/1/1	$154.4	$—	$102.7	$—	$—	$257.1	$253.6	$—	$174.0	$—	$—	$427.6
Chicago 3/2/1	—	124.8	—	—	—	124.8	—	185.9	—	—	—	185.9
NYH RFG 3/2/1	—	—	—	124.2	—	124.2	—	—	—	124.2		124.2
Throughput differentials to benchmark	150.0	(10.8)	(14.0)	61.4	—	186.6	298.0	(23.8)	(30.4)	61.4	—	305.2
Product differentials to benchmark	(64.6)	(28.6)	18.2	(58.6)	—	(133.6)	(115.1)	(28.6)	41.5	(58.6)	—	(160.8)
Price risk results	—	—	—	—	(20.1)	(20.1)	—	—	—	—	(25.9)	(25.9)

Realized gross margin	239.8	85.4	106.9	127.0	(20.1)	539.0	436.5	133.5	185.1	127.0	(25.9)	856.2

Operating expenses	(84.8)	(28.8)	(34.9)	(49.0)	—	(197.5)	(164.8)	(60.1)	(70.6)	(49.0)	—	(344.5)

Net refining margin	$155.0	$56.6	$72.0	$78.0	$(20.1)	$341.5	$271.7	$73.4	$114.5	$78.0	$(25.9)	$511.7

Depreciation and amortization	$17.1	$7.4	$3.4	$5.2	$—	$33.1	$34.6	$17.7	$7.0	$5.2	$—	$64.5

Per barrel of throughput (in dollars):
(Based on total throughput data shown on following page)
Gross margin:
Gulf Coast 2/1/1	$7.18	$—	$7.18	$—	$—	$4.44	$6.17	$—	$6.17	$—	$—	$4.23
Chicago 3/2/1	—	10.85	—	—	—	2.15	—	8.81	—	—	—	1.84
NYH RFG 3/2/1	—	—	—	11.61	—	2.14	—	—	—	11.61	—	1.23
Throughput differentials to benchmark	6.97	(0.94)	(0.98)	5.75	—	3.22	7.25	(1.13)	(1.09)	5.75	—	3.02
Product differentials to benchmark	(3.00)	(2.50)	1.27	(5.49)	—	(2.31)	(2.80)	(1.35)	1.46	(5.49)	—	(1.59)
Price risk results	—	—	—	—	(0.35)	(0.35)	—	—	—	—	(0.26)	(0.26)

Realized gross margin	11.15	7.41	7.48	11.87	(0.35)	9.30	10.62	6.32	6.54	11.87	(0.26)	8.47

Operating expenses	(3.94)	(2.51)	(2.44)	(4.59)	—	(3.41)	(4.01)	(2.85)	(2.52)	(4.59)	—	(3.41)

Net refining margin	$7.21	$4.90	$5.04	$7.28	$(0.35)	$5.89	$6.61	$3.48	$4.03	$7.28	$(0.26)	5.06

Depreciation and amortization	$0.79	$0.65	$0.24	$0.49	$—	$0.57	$0.84	$0.84	$0.24	$0.49	$—	$0.64

Calculation Methodology:

Although the Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, for analytical purposes the business results shown here have been allocated to the individual refineries. The foundation for determining realized gross margin by refinery is the actual delivered cost of refinery feedstocks and a daily valuation of actual refinery production at market. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this inherent price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, we have separately identified the financial effects of this price risk, net of any risk mitigation activities, under the caption “price risk results”. Also included in the price risk results are our forward sale of crack spreads. As a result of this methodology, together with certain necessary allocations, the individual refinery realized gross margins presented here do not reflect the results that would be reported if separately accounted for in accordance with GAAP. The Company believes that this individual refinery and price risk information is helpful in understanding our overall operating results.

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended June 30, 2004					Six months ended June 30, 2004
Selected Volumetric Data (in thousands of barrels per day, unaudited)	Port Arthur	Lima	Memphis	Delaware City (1)	Total	Port Arthur	Lima	Memphis	Delaware City (1)	Total
Throughput:
Crude unit throughput	213.6	127.5	140.5	112.5	594.1	210.3	116.9	141.9	56.3	525.4
Other throughputs	22.9	(1.6)	16.6	4.8	42.7	15.5	(0.9)	12.8	2.4	29.8

Total throughput	236.5	125.9	157.1	117.3	636.8	225.8	116.0	154.7	58.7	555.2

Total throughput, in millions of barrels	21.5	11.5	14.3	10.7	57.9	41.1	21.1	28.2	10.7	101.0

Production:
Light products:
Conventional gasoline	94.9	47.8	68.5	39.8	251.0	82.0	50.1	64.7	19.9	216.7
Premium and reformulated gasoline	22.8	20.3	11.2	24.1	78.4	22.3	17.5	9.8	12.0	61.6
Diesel fuel	59.2	17.4	40.6	20.9	138.1	58.4	16.3	44.9	10.4	130.0
Jet fuel	23.9	19.0	22.8	19.8	85.5	22.3	17.6	23.7	9.9	73.5
Other products /blendstocks, net	19.0	16.6	7.1	6.3	49.0	24.5	11.1	5.8	3.2	44.6

Total light products	219.8	121.1	150.2	110.9	602.0	209.5	112.6	148.9	55.4	526.4
Solid by products / residual oil	28.0	4.4	5.4	9.3	47.1	27.1	4.0	5.4	4.7	41.2

Total production	247.8	125.5	155.6	120.2	649.1	236.6	116.6	154.3	60.1	567.6

(1)	We acquired the Delaware City refinery effective May 1, 2004 and the total throughput for the three and six months ended June 30, 2004 reflected 61 days of operations over that period. Total throughput was 175,100 bpd during the 61 days of operations in 2004.